Sentry Petroleum Updates Drill Testing Schedule

Perth, Australia (August 9, 2011) Sentry Petroleum Ltd (SPLM:OTCBB), (“Sentry” or the “Company”), a U.S. energy company with oil, gas and coal seam gas rights in Queensland, Australia is pleased to provide the following update on its drilling exploration and appraisal work on ATP 862 and ATP 864 in Queensland Australia.

Sentry Petroleum has now completed the drilling of two Coal Seam Gas wells on ATP 862.  The wells, Talundilly_CSG1 and Albilbah_CSG1 reached depths of 1,430 feet and 1,555 feet, respectively.  In Talundilly_CSG1, 833 feet of core were cut, out of which 51 feet of coal and carbonaceous rock were canistered for gas desorption in 21 samples. Gas desorption is still ongoing as gas was found in all the canistered core samples. The Company expects this process to be completed for the Talundilly_CSG1 during the coming week. The Company further advises that isotherms will be obtained on selected coal and shale samples.

In Albilbah_CSG1, 472 feet of core were cut, out of which 35 feet of gaseous coal and carbonaceous rock were sealed in 20 canisters for desorption measurement. In addition, the lower Winton Sandstones were found to contain free gas and 20 feet of these cores were also canistered and evolved gas is being measured.  Once these measurements are completed during the coming weeks the cores will be sealed and sent to a laboratory for routine core analysis to measure porosity, permeability and residual fluid saturation. The wireline logs from the previously drilled Albilbah-1 also indicate the presence of gas in these sands over a 128 feet interval starting beneath the last coal.

The Company’s coalbed gas content measurements are using the direct method which is the preferred method in coalbed methane and gas shale resource assessment. The direct method physically measures the volume of gas released over time from a core sample sealed into a desorption canister—termed the measured gas content. Adjustments are made to the measured gas content to account for gas lost prior to the core being placed in the desorption canister and for residual gas remaining in the core at the completion of the desorption period. The process of acquiring the measured gas content generally requires four to five weeks. Upon completion of the gas desorption results will be forwarded for independent certification.

The Company further advises that pictures from the well sites, including core samples can now be viewed on the corporate web site at www.SentryPetroleum.com.

About Sentry Petroleum

Sentry Petroleum Ltd is an American energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Or

Philippe Niemetz, PAN Consultants Ltd.

212-344-6464 or 800-477-7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at http://www.sec.gov and http://www.sedar.com for further information.